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                                                                    EXHIBIT 10.8

December 9, 1997


Robin Smith
Mill Valley, California

Dear Robin,

The following outlines the terms of the employment agreement between Cedro Group, Inc. ("Cedro") and you.

1. You will be employed to work full time and exclusively for the Company.

2. Compensation. $7,500 per month. Effective upon venture funding of $1.5 million or more ("Venture Funding"), your salary will increase to $11,250 per month. Venture Funding shall not include bridge financing and is subject to the approval of the board.

2. Bonus. Upon Venture Funding, you will have the opportunity to earn up to $50,000 bonus in 1998. Performance targets to earn the bonus will be determined by the Company in the budget for 1998, and shall be attached to this agreement as an addendum. You must be employed by Cedro at the time the bonus is payable to be eligible to receive the bonus. The time during which performance is measured may vary depending on when a Venture Funding occurs.

3. Options. Subject to approval by the Board of Directors of Cedro and compliance with applicable law, 337,110 ISOs (post-split) within Cedro's 1996 Stock Option Plan will be granted at the start of the Term (see below). Options are vested over four years, with 84,277 options vesting at the end of the first year, and 7,023 options vesting each month thereafter. Vesting base date shall be July 1, 1996. The exercise price per share will be the fair market value of the options as determined by the Board of Directors. These options would accelerate to be fully vested upon completion of an initial public offering
(IPO). These options would also accelerate to be fully vested upon completion of an acquisition or merger of Cedro by or with another company where Cedro is not the surviving entity ("Acquisition"), unless such acceleration would make the Acquisition ineligible for the selected accounting treatment if such treatment is material to the transaction. If any such options do not accelerate in accordance with the foregoing, and you do not receive and accept fully vested replacements therefor, then Cedro will use reasonable good faith efforts to provide you shortly after the close with compensation comparable to any reduction in the total profit you would otherwise have earned on such unvested options.

4. Secondary Grant of Options. Subject to approval by the Board of Directors of Cedro and compliance with applicable law, 235,000 ISOs (post-split) within Cedro's 1996 Stock Option Plan will be granted at the start of the Term (see below). Options are vested over four years, with 58,750 options vesting at the end of the first year, and 4,895 options vesting each month thereafter. Vesting base date shall be July 1, 1997. The exercise price per share will be the fair
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market value of the options as determined by the Board of Directors. Upon completion of a Venture Funding, any unvested options that would otherwise vest during the first two years of the four year vesting schedule shall accelerate to be fully vested and the balance of the options shall vest in accordance with the original schedule during the last two years of the four year vesting schedule.

5.  The "Term" of the agreement will begin on October 1, 1997.

6. Health insurance shall be provided for you and/or your family by Cedro for the duration of your employment with Cedro should you desire it. Medical, vision, and dental coverage under Cedro's policy are included in this benefits package. Your portion of the cost for four family members is $115.45 per month and is subject to change.

7. You will accrue paid vacation days at a rate of one and a half (1.5) days per month of employment. Maximum vacation accrual is 15 days. You will accrue paid family and sick leave at a rate of one-half day (1/2) per month of employment.

8. You will initially report to Brett Allsop, President or such other person as the President designates.

9. Your initial responsibilities will be to grow and manage the Multi-Brand Store business and assist in strategic business development for the company. Within these areas, your responsibilities will include profit and loss accountability, human resources (hiring, termination, reviews, compensation), budgeting, and planning for divisional operations.

10. Your initial title will be Vice President of Business Development and General Manager of Multi-Brand Stores.

11. Cedro may alter your title, supervisor, responsibilities and duties from time to time as it deems appropriate.

12. Your employment with the Cedro is at-will and can be terminated or modified at any time, with or without cause, at the option of either you or Cedro. Cedro's right to terminate your employment includes the right to reduce the scope of you duties and responsibilities and the amount of your compensation.

13. Except as otherwise provided in this paragraph, upon the termination of your employment with Cedro you shall immediately cease to accrue salary, vacation, benefits, vesting of stock options and all other compensation. If you are terminated by Cedro other than for Cause prior to December 31, 1998 you will be entitled to the following:

    . for the period ended twelve weeks following the week in which you were terminated you will be entitled to receive you then current salary, then effective medical benefits for you and your family, and continued vesting of stock options.

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    .  you will also be entitled to accelerated vesting (i) under paragraph 3, if prior to your termination Cedro has received a bona fide written proposal for an Acquisition from another company and prior to the end of the twelve week period Cedro closes the Acquisition with such company, and (ii) under paragraph 4, if prior to your termination Cedro has received a bona fide written term sheet for a Venture Financing from a potential investor and prior to the end of the twelve week period Cedro closes a Venture Financing with such investor.

"Cause" means (a) your failure to satisfactorily perform your duties and
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obligations of employment, as the same may be altered by the Cedro from time to time, which are not remedied in a reasonable period of time after receipt of written notice from the Cedro, (b) your conviction of a felony or your theft, embezzlement, fraud, dishonesty, misappropriation, or conversion of funds or property of Cedro, (c) your breach of any agreement with the Cedro or your inducement of any customer, consultant, employee, or supplier of the Company to breach any agreement with the Cedro or to cease or adversely change its business relationship with the Cedro, or (d) your breach of a fiduciary duty owing by you to Cedro or your commission of an act that is intended, or that would reasonably be foreseen, to cause in material harm to the goodwill or reputation of Cedro.

14. Except for agreements relating to your obligations with respect to intellectual property, this agreement constitutes the entire agreement respecting your employment with the Cedro and supersedes the terms of any other prior or contemporaneous oral or written offers or agreements relating to your employment. This agreement shall not be changed except in a writing signed by the parties. No waiver shall be binding unless executed in writing by the party making the waiver. No waiver shall be deemed a waiver of any other provision or constitute a continuing waiver.

15. The parties shall use reasonable good faith efforts to resolve any dispute by negotiations or mediation. If negotiation and mediation fail, any party may submit any dispute concerning this agreement to final and binding arbitration pursuant to the commercial rules of the American Arbitration Association. Arbitration shall take place in a neutral, mutually convenient location / Santa Clara County, California. At the request of any party, the arbitrators, attorneys, parties to the arbitration, witnesses, experts, court reporters, or other persons present at the arbitration shall agree in writing to maintain the strict confidentiality of the arbitration proceedings. Arbitration shall be conducted by a single, neutral arbitrator or, at the election of any party, three neutral arbitrators, appointed in accordance with the commercial rules of the American Arbitration Association. The award of the arbitrator shall be enforceable according to the applicable provisions of the California Code of Civil Procedure, sections 1280 et seq. Notwithstanding the foregoing, a party may apply to a court of competent jurisdiction / the arbitrator for prejudgment remedies and emergency relief in the form of a temporary restraining order pending final determination of a claim through arbitration in accordance with this Section. The parties shall share the costs of arbitration equally. The arbitrator shall not have the power to award punitive, consequential, indirect, or special damages.

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If you are in agreement with the terms of this offer, please sign below to indicate your acceptance.

We are looking forward to continued successes and growth with you.

Best Regards,

/s/  Brett Allsop

Brett Allsop

President


Accepted:


/s/ Robin Smith                    12/9/97
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Robin Smith                        Date

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